Exhibit 12.1

Oglethorpe Power Corporation

Computation of Ratio of Earnings to Fixed Charges,

Equity Ratio and Margins for Interest

	Year ended December 31,
	2012	2011	2010	2009	2008

Computation of Ratio of Earnings to Fixed Charges:
Net margin	$39,320	$37,737	$33,733	$26,390	$19,259
Less: income from equity investees	(1,576)	(1,656)	(1,657)	(1,508)	(1,369)
Adjusted net margin	37,744	36,081	32,076	24,882	17,890

Interest expense	307,482	296,138	266,641	240,743	218,042
Less: interest capitalized during period	(83,892)	(72,692)	(41,593)	(19,345)	(12,259)
Amortization of deferred debt expense	20,410	20,901	24,119	19,062	15,418
Interest portion of rental expense	2,649	2,658	2,683	2,671	2,078
Earnings	284,393	283,086	283,926	268,013	241,169

Interest expense	307,482	296,138	266,641	240,743	218,042
Amortization of deferred debt expense	20,410	20,901	24,119	19,062	15,418
Interest portion of rental expense	2,649	2,658	2,683	2,671	2,078
Fixed Charges	$330,541	$319,697	$293,443	$262,476	$235,538

Ratio of Earnings to Fixed Charges	0.86 (1)	0.89 (2)	0.97 (3)	1.02	1.02

Computation of Equity Ratio:
Patronage capital	$673,009	$633,689	$595,952	$562,219	$535,829

Total capitalization	6,608,377	6,476,061	5,555,471	5,064,533	4,157,623
Long-term debt and capital leases due within one year	168,393	172,818	170,947	119,241	110,647
	$6,776,770	$6,648,879	$5,726,418	$5,183,774	$4,268,270

Equity Ratio	9.9%	9.5%	10.4%	10.8%	12.6%

Computation of Margins for Interest Ratio:
Adjusted net margin	$37,744	$36,081	$32,076	$24,882	$17,890
Interest for debt secured under the first mortgage indenture	269,597	257,719	229,116	207,348	178,893
	$307,341	$293,800	$261,192	$232,230	$196,783

Margins for Interest Ratio	1.14	1.14	1.14	1.12	1.10

(1)           The dollar amount for the deficiency for the fiscal year ended December 31, 2012 is $46,148,000.

(2)           The dollar amount for the deficiency for the fiscal year ended December 31, 2011 is $36,611,000.

(3)           The dollar amount for the deficiency for the fiscal year ended December 31, 2010 is $9,517.000.